Jewell & Langsdale
Certified Public Accountants
1615 Bonanza St., Suite 209, Walnut Creek, CA  94596-4530 Telephone (925) 935-1028, Fax (925) 935-1039

April 28, 2008

Media Sentiment, Inc.
  formerly known as California News Tech

We consent to the inclusion of our report as the independent registered public accounting firm on the financial statements of California News Tech and subsidiary as of December 31, 2006 and of California News Tech as of December 31, 2005 and 2004 in the amended S-1 to be filed with the Securities and Exchange Commission for Media Sentiment, Inc.

/s/Jewell & Langsdale
Jewell & Langsdale
Walnut Creek, California